MLA No. RX0886(A)

AMENDED AND RESTATED MASTER LOAN AGREEMENT

THIS AMENDED AND RESTATED MASTER LOAN AGREEMENT (this “Agreement”), dated as of October 31, 2012, is made by and between COBANK, ACB (“CoBank”) and WARWICK VALLEY TELEPHONE COMPANY, a New York corporation (the “Borrower”), and amends and restates in its entirety the Master Loan Agreement, dated as of February 18, 2003, between CoBank and Borrower, as it previously may have been amended (the “Prior Agreement”).

WHEREAS, from time to time CoBank may make loans to the Borrower, and in order to reduce the amount of paperwork associated therewith, CoBank and the Borrower would like to enter into a master loan agreement;

NOW, THEREFORE, in consideration of the foregoing, intending to be legally bound hereby, and in consideration of CoBank making one or more loans to the Borrower, CoBank and the Borrower agree, and hereby amend and restate the Prior Agreement, as follows:

SECTION 1.      Supplements. In the event the Borrower desires to borrow from CoBank and CoBank is willing to lend to the Borrower, or in the event CoBank and the Borrower desire to consolidate any existing loans hereunder, the parties will enter into a supplement to this Agreement (each supplement, as it may be amended, modified, supplemented, extended or restated from time to time, a “Supplement” and, collectively, the “Supplements”). Each Supplement will set forth CoBank’s commitment to make a loan or loans (each, a “Loan” and, collectively, the “Loans”) to the Borrower, the amount of the Loan(s), the purpose of the Loan(s), the interest rate or rate options applicable to the Loan(s), the repayment terms of the Loan(s), and any other terms and conditions applicable to the Loan(s). Each Loan will be governed by the terms and conditions contained in this Agreement and in the Supplement and the Note (as hereinafter defined in Section 3) relating to that Loan. The initial Supplement shall be that certain Amended and Restated Third Supplement to the Amended and Restated Master Loan Agreement, dated as of October 31, 2012, between CoBank and the Borrower (the “Third Supplement”).

SECTION 2.      Availability. Advances under the Loans will be made available on any day on which CoBank and the Federal Reserve Banks are open for business (a “Business Day”) upon the telephonic or written request of an authorized employee of the Borrower. Requests for advances under the Loans must be received no later than 12:00 noon Eastern time on the date the advance is desired or at such earlier date and time as may be specified in the relevant Supplement. Advances under the Loans will be made available by wire transfer of immediately available funds. Wire transfers will be made to such account or accounts as may be designated in writing by the Borrower. In taking actions upon telephonic requests, CoBank shall be entitled to rely on (and shall incur no liability to the Borrower in acting upon) any request made by a Person (as hereinafter defined in Subsection 25(E)) identifying himself or herself as one of the Persons authorized by the Borrower to request advances under a delegation and wire and electronic transfer authorization form with CoBank, so long as any funds advanced are wired to an account previously designated in writing by the Borrower.

Amended and Restated Master Loan Agreement/Warwick Valley Telephone Company MLA No. RX0886(A)

SECTION 3.      Notes and Payments. The Borrower’s obligation to repay the Loans made under each Supplement shall be evidenced by a promissory note in form and content acceptable to CoBank (such notes, as they may be amended, modified, supplemented, extended, restated or replaced from time to time, collectively, the “Notes,” and each a “Note”). The Borrower shall make each payment which it is required to make under the terms of this Agreement, each Supplement, each Note, any Interest Rate Agreement (as hereinafter defined in this Section 3) provided by CoBank and all security and other instruments and documents relating hereto and thereto (this Agreement, the Supplements, the Notes, the Interest Rate Agreements provided by CoBank, any instruments or documents related to any cash management or other bank product provided by CoBank to the Borrower or any other Loan Party (as hereinafter defined in Subsection 4(A)) and all other instruments, documents and agreements executed and delivered at any time in connection with the Loans and other transactions contemplated by this Agreement or any Supplement, including all security, negative pledge and guarantee documents described in Section 5 and all perfection and diligence certificates, collectively, the “Loan Documents”) by wire transfer of immediately available funds, by check, or by automated clearing house (ACH) or by other similar cash handling processes as specified by separate agreement between the Borrower and CoBank. Wire transfers shall be made to ABA No. 307088754 for advice to and credit of CoBank (or to such other account as CoBank may direct by notice). The Borrower shall give CoBank telephonic notice no later than 12:00 noon Eastern time of its intent to pay by wire. Funds received by wire before 3:00 p.m. Eastern time shall be credited on the day received and funds received by wire after 3:00 p.m. Eastern time shall be credited on the next Business Day. Checks shall be mailed to CoBank, at Department 167, Denver, Colorado 80291-0167 (or to such other place as CoBank may direct by notice). Credit for payment by check will not be given until the later of: (i) the day on which CoBank receives immediately available funds; or (ii) the next Business Day after receipt of the check. If any date on which a payment is due under any Loan Document is not a Business Day, then such payment shall be made on the next Business Day and such extension of time shall be included in the calculation of interest due. “Interest Rate Agreement” means any interest rate swap, hedge, cap, collar or similar agreement or arrangement, in form and content acceptable to CoBank, designed to protect the Borrower against fluctuations in interest rates.

SECTION 4.      Mandatory Repayments; Application.

(A)         Repayments from Asset Dispositions. The Borrower shall repay the Loans in an amount equal to all Net Proceeds (as hereinafter defined in this Subsection 4(A)) received by any Loan Party or any Subsidiary of any Loan Party (as such terms are hereinafter defined in this Subsection 4(A)) that are from any Asset Disposition (as hereinafter defined in this Subsection 4(A)) to the extent that such Net Proceeds are not reinvested in equipment or other assets that are used or useful in the business of a Loan Party or such Subsidiary within 120 days of receipt by such Loan Party or Subsidiary of such Net Proceeds. All such repayments shall be applied in accordance with Subsection 4(E).

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Asset Disposition” means the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise, by any Loan Party or any Subsidiary of a Loan Party of any or all of such Loan Party’s or such Subsidiary’s assets other than dispositions of assets permitted under Subsection 9(E).

“Loan Party” or “Loan Parties” means the Borrower and any of its wholly-owned Subsidiaries, other than any Subsidiary which is or becomes a Negative Pledgor.

“Negative Pledgor” means Warwick Valley Telephone Restructuring Company, LLC, a New York limited liability company.

“Net Proceeds” means the cash proceeds received by any Loan Party or any Subsidiary of a Loan Party from any Asset Disposition, debt or equity issuance (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (i) the reasonable costs of such sale, lease, transfer, issuance or other disposition (including taxes attributable to such sale, lease, transfer, issuance or other disposition), (ii) amounts applied to repayment of Indebtedness (as hereinafter defined in Subsection 8(I)(1)), other than Indebtedness outstanding hereunder, secured by a lien on the asset or property disposed, and (iii) for Subsidiaries not wholly-owned by a Loan Party, the percentage equal to the ownership interests of Persons other than such Loan Party (by way of example, if a Loan Party owns a Subsidiary 95%, who in turn owns another Subsidiary 80%, and an Asset Disposition occurs at the other Subsidiary, only 76% (95% of 80%) of the proceeds thereof that would otherwise have constituted Net Proceeds will constitute Net Proceeds).

“Subsidiary” or “Subsidiaries” means, with respect to any Person of which more than 50% of the total voting power of shares of stock (or equivalent ownership or controlling interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or any combination thereof.

(B)         Mandatory Repayments from Equity Issuances. Immediately upon receipt of proceeds from the issuance of any ownership interests in any Loan Party (excluding Investments among Loan Parties as permitted by Subsection 9(F)) or any Subsidiary of any Loan Party, or any rights to purchase any such interest, in each case as permitted by CoBank, the Borrower shall repay the Loans in an amount equal to the amount of the Net Proceeds received in connection with such equity issuance. All such repayments shall be applied in accordance with Subsection 4(E).

(C)         Mandatory Repayments from Put Option Proceeds. In the event that the Borrower exercises the put option with respect to its ownership interest in Orange County-Poughkeepsie Limited Partnership (the “O-P Partnership”) as described in Section 5 of that certain Agreement dated as of May 26, 2011 by and among Verizon Wireless of the East LP, Cellco Partnership and the Borrower (the “Put Option Agreement”), the Net Proceeds received by the Borrower from such exercise (the “Put Option Net Proceeds”) shall be applied to repay the Loans in an amount equal to the lesser of (a) 100% of the Put Option Net Proceeds or (b) the total amount outstanding with respect to the Loans (inclusive of accrued but unpaid interest, fees and expenses related thereto). All such repayments shall be applied in accordance with Subsection 4(E).

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(D)         Mandatory Repayments from Aggregate Outstanding Amount. If at any time the aggregate outstanding amount of advances under any revolving Loan exceeds such revolving Loan Commitment, the Borrower shall repay promptly such revolving Loan in an amount at least sufficient to reduce the aggregate principal balance of such revolving Loan then outstanding to the amount of the revolving Loan Commitment and until such repayment is made CoBank shall not be obligated to make any additional advances under any Loan.

(E)         Application of Repayments; Related Interest and Surcharge Payments. Unless otherwise provided in any Supplement, all repayments made pursuant to this Section 4 will be applied first pro rata to all term Loans, based upon the principal amount then outstanding, and then pro rata to all revolving Loans, based upon the principal amount of the Commitments (as defined in the Supplements evidencing the revolving Loans). All term Loan repayments made pursuant to this Section 4 will be applied to principal installments in the inverse order of their maturity and to such portions or Portions (as defined in the Supplements evidencing the term Loans) of the term Loans as the Borrower specifies in writing or, in the absence of such direction, as CoBank specifies, and all repayments on revolving Loans will be applied to such Portions (as defined in the Supplements evidencing the revolving Loans) of the revolving Loans as the Borrower specifies in writing or, in the absence of such direction, as CoBank specifies. The Commitments (as defined in the Supplements evidencing the revolving Loans) also will be permanently reduced to the extent and in the amount that the Borrower is required, pursuant to this Section 4, to apply mandatory repayments to be made pursuant to this Section 4 (whether or not any advances are then outstanding and available to be repaid thereunder) to revolving Loans, in the inverse order of the Commitment Adjustment Dates (as defined in the Supplements evidencing the revolving Loans). If any revolving Loan does not have a Commitment Adjustment Date, the Maturity Date (as defined in such Supplement) of such revolving Loan shall be deemed its Commitment Adjustment Date for the purpose of the proceeding sentence. All reductions provided for in this Section 4 will be in addition to any voluntary reductions and all scheduled reductions and, accordingly, may result in the termination of the Commitments prior to the Maturity Dates (as such terms are defined in the Supplements evidencing the revolving Loans). All repayments required under this Section 4 are to be accompanied by payment of all applicable Surcharges (as defined in the Supplements evidencing the Loans) and accrued interest on the amount repaid.

SECTION 5.      Security.

(A)         The Borrower’s obligations under this Agreement, the Notes, the Supplements, any Interest Rate Agreements provided by CoBank and the other Loan Documents are secured by a statutory first lien on all equity which the Borrower may now own or hereafter acquire or be allocated in CoBank.

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(B)         In addition, except as otherwise provided in the Supplements, the Borrower’s obligations under this Agreement, the Notes, the Supplements, any Interest Rate Agreement with CoBank and the other Loan Documents are guaranteed by that certain Continuing Guaranty (the “Continuing Guaranty”), dated as of even date herewith, made by Warwick Valley Long Distance Co., Inc., a New York corporation (“WVLD”), Hometown Online Inc., a New York corporation (“Hometown”), USA Datanet, Inc., a New York corporation (“Datanet”), Alteva, Inc., a New York corporation (“Alteva”) and each additional Subsidiary of the Borrower which hereafter becomes a party thereto (together with WVLD, Hometown, Datanet and Alteva, collectively, the “Subsidiary Guarantors”), in favor of CoBank. The Borrower agrees, and agrees to cause each other Loan Party, to cause any Person who becomes a direct or indirect, wholly-owned Subsidiary of any Loan Party after the date hereof (other than the Negative Pledgor) to execute a joinder to the Continuing Guaranty.

(C)         In addition, except as otherwise provided in the Supplements, the Borrower’s obligations under this Agreement, the Notes, the Supplements, any Interest Rate Agreement with CoBank and the other Loan Documents are supported by that certain Negative Pledge Agreement (the “Negative Pledge Agreement”), dated as of even date herewith, made by the Negative Pledgor in favor of CoBank.

(D)         In addition, except as otherwise provided in the Supplements, the Borrower’s obligations under this Agreement, the Notes, the Supplements, the Interest Rate Agreements provided by CoBank and the other Loan Documents are secured by that certain Stock Pledge Agreement, dated as of even date herewith, between the Borrower and CoBank (as the same may be amended, modified, supplemented, extended or restated from time to time, the “Stock Pledge Agreement”) pursuant to which the Borrower has granted CoBank a first priority security interest in all of its direct or indirect ownership interests in each of its Subsidiaries. The Borrower agrees, and agrees to cause each other Loan Party (including any person who becomes a direct or indirect, wholly-owned Subsidiary of any Loan Party after the date hereof), to (i) execute and deliver to CoBank, and/or file and record with the appropriate Governmental Authority (as hereinafter defined in Subsection 7(D)), as the case may be, any pledge agreements, security agreements, financing statements, irrevocable stock powers, collateral assignments, acknowledgments of pledge, and amendments to any of the foregoing, and such other instruments and documents as CoBank may from time to time require to enable CoBank to obtain, perfect and maintain its security interests in the Pledged Collateral (as defined in the Stock Pledge Agreement), and (ii) pay any applicable documentary stamp or similar taxes incurred in connection with the foregoing.

SECTION 6.      Conditions Precedent.

(A)         Conditions to Third Supplement. CoBank’s obligation to extend credit under the Third Supplement is subject to the conditions precedent that CoBank receive, in form and substance satisfactory to CoBank, each of the following:

(1)         This Agreement, Etc. A duly executed original of this Agreement and all instruments and documents contemplated hereby, including the Continuing Guaranty, the Security Agreement and the Negative Pledge Agreement.

(2)         Security. Such evidence as CoBank shall require that all steps required by CoBank to enable CoBank to obtain and perfect its lien on the security contemplated by the Stock Pledge Agreement have been taken and that such lien has the priority contemplated by this Agreement and the Stock Pledge Agreement.

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(3)         Corporate Structure. Evidence of satisfactory corporate and capital structure of the Loan Parties and their respective Subsidiaries, to be determined in CoBank’s sole discretion.

(B)         Conditions to Each Supplement. CoBank’s obligations, if any, to extend credit under each Supplement, including the Third Supplement, is subject to the conditions precedent that CoBank receive, in form and content satisfactory to CoBank, each of the following:

(1)         Supplement. A duly executed original of such Supplement, the Note relating thereto, and all other instruments and documents contemplated by such Supplement.

(2)         Evidence of Authority. Such certified board, member, manager or partner resolutions, evidence of incumbency, and other evidence that CoBank may require that such Supplement and all other instruments and documents executed in connection therewith, and, in the case of the initial Supplement, this Agreement and all instruments and documents executed in connection herewith, have been duly authorized and executed.

(3)         Consents and Approvals. Such evidence as CoBank may require that all required consents and approvals of any Governmental Authority (as hereinafter defined in Subsection 7(D)) or third-party which are necessary for the validity or enforceability of any of the Loan Documents or for the consummation of any of the transactions contemplated thereby have been obtained and are in full force and effect.

(4)         License, Etc. Such evidence as CoBank may require that all franchises, licenses, certificates, permits, orders, consents, authorizations, approvals and the like, including all Telecommunications Licenses (as hereinafter defined in Subsection 7(R)) (collectively, the “Licenses”) which are necessary for the operation of the business of each of the Loan Parties and their respective Subsidiaries have been obtained and are in full force and effect.

(5)          Fees and Other Charges. Payment of all fees and other charges provided for herein or in such Supplement which are due.

(6)         Insurance. Such evidence as CoBank may require that the Loan Parties and their Subsidiaries are in compliance with Subsection 8(D).

(7)         Evidence of Perfection, Etc. Such evidence as CoBank may require that CoBank has a duly perfected first-priority security interest in all collateral contemplated by this Agreement and such Supplement.

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(8)         Opinions of Counsel. Opinions of counsel (who shall be acceptable to CoBank) to the Borrower and any other party to the Loan Documents (other than CoBank) relating to such Supplement acceptable to CoBank; provided, however, such opinions may take exception for limitations imposed by or resulting from bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors’ rights generally and may conform to the generally recognized principles of opinions among practicing counsel in the States of New York and New Jersey or promulgated by a recognized national association of counsel.

(9)         Additional Security and Guaranties. A duly executed copy of any additional security documents or guaranties required by Section 5 or by such Supplement.

(C)         Conditions to Each Advance. CoBank’s obligation under each Supplement to make any Loan or advance to the Borrower thereunder is subject to the further conditions set forth in such Supplement and the following conditions precedent.

(1)         No Material Adverse Change. That from December 31, 2011 to the date of such advance there shall not have occurred any event which has had or could reasonably be expected to have a Material Adverse Effect.

(2)         Representations and Warranties. That the representations and warranties of the Borrower, the other Loan Parties and any other party to any Loan Document (other than CoBank) contained in this Agreement, any Supplement and any other Loan Document be true and correct in all material respects on and as of the date of such advance, as though made on and as of such date (and the request (regardless of form) for each Loan or advance shall be deemed a remaking of such representations and warranties as of such date by such parties).

(3)         Events of Default. That no Event of Default (as hereinafter defined in Section 10) or event which solely with the giving of notice and/or the passage of time could reasonably be expected to become an Event of Default hereunder (a “Potential Default”), shall have occurred and be continuing.

(4)         Other Information. That CoBank receive such other information regarding the condition, financial or otherwise, and operations of the Borrower, the other Loan Parties, any Subsidiary of any Loan Party and any other party to any Loan Document (other than CoBank) as CoBank shall request and such other opinions, certificates or documents as CoBank shall request.

SECTION 7.      Representations and Warranties. The execution by the Borrower of each Supplement and each request for an advance thereunder shall constitute a representation and warranty to CoBank that:

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(A)         Application. Each representation and warranty and all other information set forth in any application, any Loan Document or other document submitted in connection with, or to induce CoBank to enter into, such Supplement is correct in all material respects as of the date of the Supplement or request for advance, except for representations and warranties that are date-specific, which shall be correct in all material respects as of the reference date.

(B)         Disclosure. No representation or warranty of the Borrower contained in this Agreement, the financial statements referred to in Subsection 7(F), any other document, certificate or written statement furnished to CoBank by or on behalf of any Loan Party or any Subsidiary of any Loan Party for use in connection with the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

(C)         Organization; Powers; Etc. Each Loan Party and each Subsidiary of any Loan Party (i) is duly incorporated, organized, or formed (as applicable), validly existing, and in good standing under the Laws (as hereinafter defined in this Subsection 7(C)) of its state of incorporation, organization or formation (as applicable); (ii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect (as hereinafter defined in this Subsection 7(C)); (iii) has all requisite legal and corporate, partnership or limited liability company power (as applicable) to own and operate its assets and to carry on its business and to enter into and perform its obligations under the Loan Documents to which it is a party; and (iv) has duly and lawfully obtained and maintained all Licenses which are necessary in the conduct of its business, or which may be otherwise required by Law, which if not obtained and maintained, could reasonably be expected to have a Material Adverse Effect.

“Laws” means all applicable provisions of federal, state, provincial and other local constitutions, laws, rules, regulations, ordinances, codes, orders, decisions, judgments and decrees of any Governmental Authority.

“Material Adverse Effect” means a material adverse effect upon (a) the condition (financial or otherwise), operations, properties or business of any Loan Party, any Subsidiary of any Loan Party, or any guarantor of the Borrower’s obligations hereunder, (b) the ability of any Loan Party, any guarantor of the Borrower’s obligations hereunder, or any negative pledgor to perform its obligations under the Loan Documents to which it is a party, (c) the rights and remedies of CoBank under the Loan Documents, or (d) the enforceability, validity or priority of the liens and security interests granted to CoBank pursuant to the terms of the Loan Documents

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(D)         Due Authorization; No Violations; Etc. The execution and delivery by each of each Loan Party and the Negative Pledgor of, and the performance by each of each Loan Party and the Negative Pledgor of its obligations under, the Loan Documents to which it is a party, have been duly authorized by all requisite corporate, partnership or limited liability company action (as applicable) and do not and will not (i) violate its articles or certificate of incorporation, articles or certificate of organization or articles or certificate of formation (as applicable), its bylaws, partnership agreement or operating agreement (as applicable), any provision of any Law or any rule, regulation, judgment, order or ruling of any Governmental Authority (as hereinafter defined in this Subsection 7(D)), any agreement or any indenture, mortgage, or other instrument to which any Loan Party or the Negative Pledgor is a party or by which any Loan Party, any Subsidiary of any Loan Party, or its respective properties are bound, or (ii) be in conflict with, result in a breach of, or constitute with the giving of notice or lapse of time, or both, a default under any such agreement, indenture, mortgage, or other instrument. All actions on the part of the shareholders, partners, managers or members (as applicable) of each of each Loan Party and the Negative Pledgor necessary in connection with the execution and delivery by such Loan Party or the Negative Pledgor, as applicable, of, and the performance by each of each Loan Party and the Negative Pledgor of its obligations under, the Loan Documents to which it is a party have been taken and remain in full force and effect.

“Governmental Authority” means any federal, state, provincial or other local government or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity exercising such functions owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, including the Securities and Exchange Commission, FCC and PUC. “FCC” means the Federal Communications Commission. “PUC” means any state, provincial or other local public utility commission, local franchising authority, or similar regulatory agency or body that exercises jurisdiction over the rates or services or the ownership, construction or operation of any Communications System (and its related facilities) or over any Persons who own, construct or operate a Communications System, in each case by reason of the nature or type of the business subject to regulation and not pursuant to Laws of general applicability to Persons conducting business in any such jurisdiction. “Communications System” means a system or business providing voice, data or video transport, connection, monitoring services, or other communications and/or information services (including cable television), through any means or medium, and the provision of facilities, marketing, management, technical and financial (including call rating) or other services to companies providing such transport, connection or monitoring services or constructing, creating, developing or marketing communications-related network equipment, software and other devices for use in the business described above.

(E)         Binding Agreement. Each of the Loan Documents to which each of each Loan Party and the Negative Pledgor is a party is, or when executed and delivered will be, the legal, valid, and binding obligation of such Loan Party or the Negative Pledgor, as applicable, enforceable against such Loan Party or the Negative Pledgor, as applicable, in accordance with its terms, subject only to limitations on enforceability imposed by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally, and (ii) general equitable principles.

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(F)         Financial Statements, Budgets, Projections, Etc. All financial statements of any Loan Party or any Subsidiary of any Loan Party (collectively, the “Reporting Parties”) submitted to CoBank in connection with, or to induce CoBank to enter into, this Agreement or such Supplement fairly and fully present the financial condition of such Reporting Party in all material respects and the results of such Reporting Party’s operations for the periods covered thereby, and are prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied, except, in the case of any unaudited financial statements, the omission of footnotes and, in the case of any interim financial statements, normal year-end adjustments. As of the date of such financial statements, there were no material liabilities of such Reporting Party, fixed or contingent, not reflected in such financial statements or the notes thereto. Since the date of such financial statements, there has been no material adverse change in the financial condition or operations of such Reporting Party. All budgets, projections, feasibility studies, and other documentation submitted by any Reporting Party to CoBank in connection with, or to induce CoBank to enter into, such Supplement are based upon assumptions that are reasonable and realistic, and as of the date of such Supplement or request for advance, no fact has come to light, and no event or transaction has occurred, which would cause any such assumption not to be reasonable or realistic.

(G)         Consents and Approvals. Except as contemplated in Section 19, no License of any Governmental Authority or of any party to any agreement to which any Loan Party is a party or by which it, any of its Subsidiaries or any of its respective property may be bound or affected, is necessary at the time this representation is being made or remade in connection with the project, acquisition or other activity being financed by such Supplement, the execution, delivery, performance or enforcement of the Loan Documents or the creation and perfection of the liens and security interests granted thereby, except such as have been obtained and are in full force and effect or which are required in connection with the enforcement of or exercise of remedies under any Loan Document.

(H)         Compliance. Each of each Loan Party and the Negative Pledgor is in compliance with all of the terms of the Loan Documents to which it is a party and no Event of Default or Potential Default exists.

(I)         Compliance with Laws. Each Loan Party and each Subsidiary of any Loan Party is in compliance in all material respects with all Laws, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

(J)         Environmental Compliance. Without limiting the provisions of Subsection 7(I), except as set forth on Schedule 7(J):

(1)         all property owned by any Loan Party or any Subsidiary of any Loan Party and all operations conducted by any Loan Party or any Subsidiary of any Loan Party are in compliance in all material respects with all Environmental Laws (as hereinafter defined in this Subsection 7(J));

(2)         to the Borrower’s knowledge, no Hazardous Substance (as hereinafter defined in this Subsection 7(J)) has been released onto or disposed of or is otherwise present in, on, under, over, at, about or from any property owned by any Loan Party or any Subsidiary of any Loan Party;

(3)         no investigations, inquiries, orders, hearings, liens, claims, actions or other proceedings by or before any Governmental Authority or third-party claims are pending or, to the Borrower’s knowledge, threatened in connection with any violation of Environmental Laws with respect to any property owned by any Loan Party or any Subsidiary of any Loan Party; and

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(4)         other than as described in Schedule 7(J)(4), there are no underground storage tanks of any kind or character, whether empty or containing substances or any nature, located on or under any property owned by any Loan Party or any Subsidiary of any Loan Party and any and all aboveground storage tanks located on any property owned by any Loan Party or any Subsidiary of any Loan Party are in compliance with all Environmental Laws, and to Borrower's knowledge after due investigation, all underground storage tanks that have ever been located on or under any such property have been removed in compliance with Environmental Laws existing at the time of removal.

“Environmental Laws” means any and all laws, statutes, regulations, ordinances, rules, codes, judgments, decrees, orders, guidance documents, or other legally enforceable requirements now or hereafter in effect of any federal, state, municipal or local Governmental Authority relating to (i) pollution or protection of human health or the environment, including the air, water, land, or natural resources; (ii) exposure of persons or property to Hazardous Substances; or (iii) the generation, use, handling, treatment, storage, disposal, arrangement for disposal, and transportation of harmful and deleterious substances.

“Hazardous Substance” means (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, lead, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs) and radon gas; (ii) any chemical, material, waste or substance defined, listed, classified or described as “hazardous substance,” “hazardous waste,” “regulated substance,” “solid waste,” “hazardous material,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” or “pollutant” under any Environmental Laws; and (iii) any material, waste or substance which is in any way regulated as hazardous or toxic or actually or potentially causing damage or injury to human health or the environment by any Governmental Authority.

(K)         Litigation. There is no pending legal, arbitration, or governmental action or proceeding to which any Loan Party is a party or to which any of its respective Subsidiaries or its respective properties are subject which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, and to the best of the Borrower’s knowledge, no such action or proceeding is threatened or contemplated.

(L)         Principal Place of Business; Records. The principal place of business and chief executive office of the Borrower and the place where the records required by Subsection 8(F) are kept is at the address of the Borrower shown in Section 15.

(M)         Employee Benefit Plans. Each Loan Party and each Subsidiary of any Loan Party is in compliance in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), and the regulations and published interpretations thereunder, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

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(N)         Taxes. Each Loan Party and each Subsidiary of any Loan Party has filed or caused to be filed prior to delinquency all federal and all material state and local tax returns that are required to be filed, and has paid and shall continue to pay when due all taxes as shown on such returns, and has paid and shall continue to pay when due all other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except where the payment of such tax, assessment, governmental charge or levy is being contested in good faith and by appropriate proceedings and adequate reserves in compliance with GAAP have been set aside on such Loan Party’s or such Subsidiary’s books therefor.

(O)         Investment Company Act. No Loan Party and no Subsidiary of any Loan Party is an “investment company” as that term is defined in, or is otherwise subject to regulation under, the Investment Company Act of 1940, as amended.

(P)         Use of Proceeds. The funds to be borrowed under this Agreement and each Supplement will be used only as contemplated thereby. No part of such funds will be used to purchase any “margin securities” or otherwise in violation of the regulations of the Federal Reserve System.

(Q)         Subsidiaries; Investments. Each of the Loan Parties and each of the Subsidiaries of the Loan Parties has no Subsidiaries other than as set forth on Schedule 7(Q) and no Investments (as hereinafter defined in Subsection 9(F)) other than as permitted in Subsection 9(F). Each of the Loan Parties and each of the Subsidiaries of any Loan Party is the registered and beneficial owner of the specified percentage of the shares of issued and outstanding capital stock or other equity interests of each of its Subsidiaries as set forth on Schedule 7(Q), which stock and other equity interests are owned free and clear of all liens (other than liens and security interests permitted by Subsection 9(B)), warrants, options, rights to purchase, rights of first refusal and other interests of any Person other than CoBank. The stock or other equity interests of each Loan Party and each Subsidiary of any Loan Party has been duly authorized and validly issued and is fully paid and non-assessable.

(R)         Licenses; Permits; Etc. Each Loan Party and each Subsidiary of any Loan Party is the valid holder of all Licenses which are material to the conduct of its business or which may be required by Law, including all Telecommunications Licenses (as hereinafter defined in this Subsection 7(R)), and all such Licenses are in full force and effect.

“Telecommunications Licenses” means any cable television franchise or any landline telephone, or cellular telephone, microwave, personal communications or other telecommunications or similar license, authorization, registration, certificate, waiver, certificate of compliance, franchise, approval, material filing, exemption, order, or permit now or hereafter granted or issued by the FCC or any applicable PUC or other Governmental Authority.

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(S)         Indebtedness, Etc. No Loan Party and no Subsidiary of any Loan Party has incurred, assumed or allowed to exist, directly or indirectly, any indebtedness or liabilities except as permitted pursuant to Subsection 9(A) or any guaranty, surety or other contingent obligation except as permitted pursuant to Subsection 9(C), or, in each case, except as otherwise set forth on Schedule 7(S) hereto.

(T)         Title to Properties. Each Loan Party and each Subsidiary of any Loan Party has such title or leasehold interest in and to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title or leasehold interest in and to all of its personal property, including those reflected on the financial statements of the Borrower delivered pursuant to Subsection 8(H), except those which have been disposed of by such Loan Party or such Subsidiary subsequent to the date of such delivered financial statements which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

(U)         Material Contracts. Each Loan Party and each Subsidiary of any Loan Party has performed all of its material obligations under all Material Contracts and, to the best knowledge of the Borrower, each other party thereto is in compliance with each such Material Contract (as hereinafter defined in this Subsection 7(U)). Each such Material Contract is in full force and effect in accordance with the terms thereof.

“Material Contract” means (a) any contract or any other agreement, written or oral, of any Loan Party or any Subsidiary of any Loan Party involving monetary liability of or to any such Person in an amount in excess of $1,000,000 per annum and (b) any other contract or agreement, written or oral, of any Loan Party or any Subsidiary of any Loan Party the failure to comply with which could reasonably be expected to have a Material Adverse Effect; provided, however, that any contract or agreement which is terminable by a party other than any Loan Party or any Subsidiary of a Loan Party without cause upon notice of 90 days or less shall not be considered a Material Contract.

(V)         Intellectual Property. Each Loan Party and each Subsidiary of any Loan Party owns, or possesses through valid licensing arrangements, the right to use all patents, copyrights, trademarks, trade names, service marks, technology know-how and processes used in or necessary for the conduct of its business as currently or anticipated to be conducted (collectively, the “Intellectual Property Rights”) without infringing upon any validly asserted rights of others. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights. No Loan Party and no Subsidiary of any Loan Party has been threatened with any litigation regarding Intellectual Property Rights that would present a material impediment to the business of any such Person.

(W)         Liens. The property of each Loan Party and each Subsidiary of any Loan Party is subject to no lien, security interest or other encumbrance except as permitted pursuant to Subsection 9(B).

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(X)         Solvency. Each of the Loan Parties, consolidated with its respective Subsidiaries: (i) owns and will own assets the present fair saleable value of which are (a) greater than the total amount of liabilities (including contingent liabilities) of such Loan Party and its respective Subsidiaries, and (b) greater than the amount that will be required to pay the probable liabilities of such Loan Party’s and its respective Subsidiaries’ then existing debts and liabilities as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Loan Party and its respective Subsidiaries; (ii) has capital that is not unreasonably small in relation to its respective business as presently conducted or after giving effect to any contemplated transaction; and (iii) does not intend to incur and does not believe that it will incur debts and liabilities beyond its respective ability to pay such debts and liabilities as they become due. None of the Loan Parties have incurred or will incur any obligation under this Agreement or any other Loan Document or made or will make any conveyance pursuant to or in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of any of the Loan Parties.

SECTION 8.      Affirmative Covenants. Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect, the Borrower will, and will cause each other Loan Party and each Subsidiary of any Loan Party to:

(A)         Existence, Licenses. Etc. (i) Preserve and maintain in full force and effect its existence and good standing in the jurisdiction of its incorporation, organization or formation (as applicable); (ii) qualify and remain qualified to transact business in all jurisdictions where such qualification is required by applicable Laws, except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect; and (iii) obtain and maintain all Licenses, which if not obtained and maintained could reasonably be expected to have a Material Adverse Effect.

(B)         Compliance with Laws and Agreements. Comply in all material respects with (i) all Laws, the failure to comply with which could reasonably be expected to have a Material Adverse Effect, and (ii) all agreements, indentures, mortgages, and other instruments to which any Loan Party or any Subsidiary of any Loan Party is a party or by which it or any of its respective property is bound, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

(C)         Compliance with Environmental Laws. Without limiting the provisions of Subsection 8(B), comply in all material respects, and cause all Persons occupying or present on any properties owned or leased by it to comply in all material respects, with all applicable Environmental Laws, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

(D)         Insurance. Maintain insurance with insurance companies or associations reasonably acceptable to CoBank in such amounts and covering such risks as are usually carried by companies engaged in the same business and similarly situated, and make such increases in the type or amount of coverage as CoBank may reasonably request. Within 60 days after the date hereof, the Loan Parties will, and will cause their respective Subsidiaries to, name CoBank, pursuant to endorsements and assignments in form and substance reasonably satisfactory to CoBank, (i) as a lender loss payee and mortgagee, if applicable, in the case of any casualty insurance, (ii) as an additional insured in the case of all liability insurance, and (iii) as an additional insured in the case of any flood insurance, in each case, with respect to any collateral for the Borrower’s obligations to CoBank. Proceeds of such insurance policies shall be applied, to the extent applicable, as provided in the Loan Documents. At CoBank's request, the Borrower agrees to deliver to CoBank such proof of compliance with this Subsection 8(D) as CoBank may require.

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(E)         Property Maintenance. Maintain and preserve all of its property and each and every part and parcel thereof that is necessary to or useful in the ordinary conduct of its business in good repair, working order, and condition, ordinary wear and tear excepted, and in compliance with all applicable Laws, and make all alterations, replacements, and improvements thereto as may from time to time be necessary in order to ensure that its properties remain in good working order and condition and compliance. The Borrower agrees that upon the occurrence and during the continuance of an Event of Default, at CoBank’s request, the Borrower will furnish to CoBank a report on the condition of any Loan Party’s and any Loan Party’s Subsidiary’s property prepared by a professional engineer satisfactory to CoBank.

(F)         Books and Records. Keep adequate records and books of account in which complete and accurate entries will be made in accordance with GAAP consistently applied.

(G)         Inspection. Permit CoBank or its representatives, upon reasonable notice and during normal business hours or at such other times as the parties may agree, to examine any Loan Party’s properties, books, and records, and to discuss any Loan Party’s or any Loan Party’s Subsidiary’s affairs, finances, and accounts, with any Loan Party’s or any Loan Party’s Subsidiary’s officers, directors, employees, and independent certified public accountants; provided, however, that upon the occurrence and during the continuance of an Event of Default, CoBank or its representatives may conduct such visits and inspections and engage in such discussions at the expense of the Borrower, and as frequently as it may reasonably specify.

(H)         Reports and Notices. Furnish, or cause to be furnished, to CoBank:

(1)         Annual Financial Statements. As soon as available, but in no event later than 90 days after the end of each fiscal year of the Borrower occurring during the term hereof, either (i) the Borrower’s Annual Report on Form 10-K filed with the SEC for such fiscal year, or (ii) annual, audited, consolidated financial statements of the Borrower, prepared in accordance with GAAP consistently applied and in a format that demonstrates any accounting or formatting change that may be required by the various jurisdictions in which the business of the Borrower and its consolidated Subsidiaries is conducted (to the extent not inconsistent with GAAP). Such financial statements shall: (a) be audited by independent certified public accountants selected by the Borrower and reasonably acceptable to CoBank; (b) be accompanied by a report of such accountants containing an opinion (unqualified as to scope and going concern) thereon reasonably acceptable to CoBank; (c) be prepared in reasonable detail, and in comparative form; and (d) include a balance sheet, a statement of income, a statement of stockholders’, members’ or partners’ equity, as applicable, a statement of cash flows and all notes and schedules relating thereto.

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(2)         Quarterly Financial Statements. As soon as available but in no event later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower occurring during the term hereof, either (i) its Quarterly Report on Form 10-Q filed with the SEC for each such fiscal quarter, or (ii) the Borrower’s unaudited quarterly consolidated financial statements of the Borrower, prepared in accordance with GAAP consistently applied (except for the omission of footnotes and for the effect of normal year-end audit adjustments) and in a format that demonstrates any accounting or formatting change that may be required by various jurisdictions in which the business of the of the Borrower and its consolidated Subsidiaries is conducted (to the extent not inconsistent with GAAP). Each of such financial statements shall (a) be prepared in reasonable detail and in comparative form, including a comparison of actual performance to the budget for such quarter and year-to-date, delivered to CoBank under Subsection 8(H)(3), and (b) include a balance sheet, a statement of income for such quarter and for the period year-to-date, and such other quarterly statements as CoBank may specifically request which quarterly statements shall include any and all supplements thereto.

(3)         Budget. As soon as reasonably available, but in no event later than 30 days after the first day of each fiscal year of the Borrower occurring during the term hereof, Board and management approved operating and capital assets budgets of the Borrower, the other Loan Parties and their respective Subsidiaries for such fiscal year, in detail reasonably satisfactory to CoBank.

(4)         Notice of Default. Promptly after becoming aware thereof, notice of (i) the occurrence of any Potential Default or Event of Default under any of the Loan Documents; and (ii) the occurrence of any breach, default, event of default, or other event or occurrence of any other condition which with the giving of notice or lapse of time, or both, could become a breach, default, or event of default under any agreement, indenture, mortgage, or other instrument (other than the Loan Documents) to which it is a party or by which it or any of its property is bound or affected; provided, however, that the failure to give such notice shall not affect the right and power of CoBank to exercise any and all of the remedies specified herein.

(5)         Notice of Non-Environmental Litigation. Promptly after the commencement thereof, notice of the commencement of all actions, suits, or proceedings before any Governmental Authority affecting any Loan Party or any Subsidiary of any Loan Party which, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

(6)         Notice of Environmental Matters. Without limiting the provisions of Subsection 8(H)(5), promptly after receipt thereof, notice of the receipt of all pleadings, inquiries, proceedings, demands, claims, liens, actions, orders, complaints, indictments, or any other communication alleging a condition that may require any Loan Party or any Subsidiary of any Loan Party to undertake or to contribute to a cleanup or other response under any Environmental Laws, or which seeks penalties, damages, injunctive relief, criminal sanctions or other relief related to alleged violations of such Environmental Laws, or which claims personal injury or property damage to any Person as a result of environmental factors or conditions, and which could reasonably be expected to have a Material Adverse Effect if adversely determined.

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(7)         Regulatory and Other Notices. Promptly after filing, receipt or becoming aware thereof, copies of any filings or communications sent to and notices or other communications received by any Loan Party or any Subsidiary of any Loan Party from any Governmental Authority relating to any material noncompliance by such Loan Party or such Subsidiary with any Laws or with respect to any matter or proceeding the effect of which, if adversely determined, could have a Material Adverse Effect.

(8)         Material Adverse Change. Promptly after becoming aware thereof, notice of any matter which has had or could reasonably be expected to have a Material Adverse Effect.

(9)         Compliance Certificates. Concurrently with each statement required to be furnished pursuant to Subsection 8(H)(1) or Subsection 8(H)(2), a compliance certificate in the form attached hereto as Exhibit A executed by the chief executive officer or the chief financial officer of the Borrower (or such other officer as CoBank shall agree to in writing in its sole discretion).

(10)         Management Letters. Promptly after receipt thereof, a copy of any management letters submitted to any Loan Party or any Subsidiary of any Loan Party by its independent certified public accountants.

(11)        ERISA Reportable Events. Within 30 days after it becomes aware of the occurrence of any Reportable Event (as defined in Section 4043 of ERISA) applicable to any Loan Party or any Subsidiary of any Loan Party, a statement describing such Reportable Event and the actions it proposes to take in response to such Reportable Event.

(12)        Other Information. Such other information regarding the condition, financial or otherwise, or operations of any Loan Party or any Subsidiary of any Loan Party or any guarantor of the Borrower’s obligations hereunder as CoBank may, from time to time, request.

(I)         Financial Covenants. All of the following financial covenants shall, except as expressly provided otherwise, be determined on a consolidated basis and in accordance with GAAP consistently applied:

(1)         Total Leverage Ratio. The Borrower shall maintain at all times, measured on a consolidated basis for the Borrower and its Subsidiaries and reported as of the last day of each fiscal quarter of the Borrower (each a “Quarterly Date”), a Total Leverage Ratio not exceeding 2.50:1.00.

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The term “Total Leverage Ratio” shall mean the ratio of Indebtedness on the applicable Quarterly Date to Operating Cash Flow (as each such term is hereinafter defined) for the then most recently completed four fiscal quarters. “Indebtedness” shall mean (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services other than accounts payable arising in connection with the purchase of goods or services on terms customary in the trade, (iii) obligations, whether or not assumed, secured by liens or a pledge of or an encumbrance on the proceeds or production from property now or hereafter owned or acquired, (iv) obligations which are evidenced by notes, acceptances or other instruments, (v) leases of real or personal property which are required to be capitalized under GAAP (each a “Capital Lease”), and (vi) fixed payment obligations under guarantees that are due and remain unpaid. For purposes of this Agreement, the term “Operating Cash Flow” (i) shall mean the sum of (a) net income or deficit, as the case may be (excluding extraordinary gains and losses and the write-up or down of any asset), plus (b) total interest expense (including non-cash interest), plus (c) depreciation and amortization expense plus (d) taxes, federal and state, imposed on income, to the extent deducted in determining income plus (e) for the relevant period, the excess, if any, of cash distributions received by the Borrower from the O-P Partnership during such period over any net income of the O-P Partnership included in net income under clause (a) of this definition plus (f) non-cash compensation paid in stock or other equity to employees of the Borrower or any of its Subsidiaries, minus, (g) for the relevant period, the excess, if any, of any net income of the O-P Partnership included in net income under clause (a) of this definition over cash distributions received by the Borrower from the O-P Partnership during such period, and (ii) shall be adjusted to give effect to any acquisition, sale or other disposition, directly or through a Subsidiary, of any business (or any portion thereof) during the period of calculation as if such acquisition, sale or other disposition occurred on the first day of such period of calculation.

(2)         Indebtedness to Total Capitalization Ratio. Maintain at all times, measured at each Quarterly Date, an Indebtedness to Total Capitalization Ratio (as hereinafter defined) not exceeding 0.50:1.00.

The term “Indebtedness to Total Capitalization Ratio” shall mean the ratio derived by dividing (i) Indebtedness by (ii) Total Capitalization (as hereinafter defined). The term “Total Capitalization” shall mean that amount equal to Indebtedness plus the difference of (x) total assets minus (y) total liabilities.

(3)         Debt Service Coverage Ratio. The Borrower shall maintain at all times, measured on a consolidated basis for the Borrower and its Subsidiaries and reported as of each Quarterly Date, during the periods set forth below, a Debt Service Coverage Ratio greater than or equal to 2.50:1:00.

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The term “Debt Service Coverage Ratio” shall mean, as of the date of calculation, the ratio derived by dividing (i) Operating Cash Flow minus cash taxes measured by (ii) the sum of: (a) the difference of (x) all principal payments scheduled to be made on Indebtedness (or scheduled reductions in commitments on lines of credit to the extent such reductions would cause the repayment of principal amounts then outstanding under such lines) less (y) to the extent included in principal payments made on Indebtedness, all principal payments scheduled to be made pursuant to Section 3.5 of that certain Asset Purchase Agreement, dated as of July 14, 2011, by and among Warwick Valley Networks, Inc., the Borrower and Alteva, LLC (as the same has been amended, modified, supplemented and restated from time to time), in an aggregate amount not to exceed $2,750,000 (the “Alteva Earn Out Amount”), plus (b) cash interest expense, each measured in the same manner as Operating Cash Flow set forth in Subsection 8(I)(1) above and for the then most recently completed four fiscal quarters.

(4)         Fixed Charge Coverage Ratio. The Borrower shall maintain at all times, measured on a consolidated basis for the Borrower and its Subsidiaries and reported as of each Quarterly Date, commencing on the Quarterly Date falling on March 31, 2013 and calculated as set forth below, a Fixed Charge Coverage Ratio greater than or equal to 1.00:1:00.

The term “Fixed Charge Coverage Ratio” shall mean, as of the date of calculation, the ratio derived by dividing (i) Operating Cash Flow by (ii) Fixed Charges. The term “Fixed Charges” shall mean the sum of (i) scheduled principal payments made on Indebtedness (or scheduled reductions in commitments on lines of credit to the extent such reductions caused the repayment of principal amounts then outstanding under such lines), (ii) cash interest expense, (iii) cash income taxes, (iv) capital expenditures, (v) management fees, and (vi) dividends and distributions. For the Quarterly Date occurring on March 31, 2013, the Fixed Charge Coverage Ratio shall be calculated for the then most recently completed fiscal quarter. For the Quarterly Date occurring on June 30, 2013, the Fixed Charge Coverage Ratio shall be calculated for the then most recently completed two fiscal quarters. For the Quarterly Date occurring on September 30, 2013, the Fixed Charge Coverage Ratio shall be calculated for the then most recently completed three fiscal quarters. For the Quarterly Date occurring on December 31, 2013, and for each Quarterly Date occurring thereafter, the Fixed Charge Coverage Ratio shall be calculated for the then most recently completed four fiscal quarters.

(J)         Capital. Acquire equity in CoBank in such amounts and at such times as CoBank may from time to time require in accordance with its Bylaws and Capital Plan (as each may amended from to time time), except that the maximum amount of equity that the Borrower may be required to purchase in connection with a Loan may not exceed the maximum amount permitted by the Bylaws at the time the Note and Supplement relating to such Loan is entered into or such Loan is renewed or refinanced by CoBank. The rights and obligations of the parties with respect to such equity and any patronage or other distributions made by CoBank shall be governed by CoBank’s Bylaws and Capital Plan.

(K)         Taxes. File or caused to be filed prior to delinquency all federal and all material state and local tax returns that are required to be filed, and pay when due all taxes as shown on such returns, any pay when due all other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except where the payment of such tax, assessment, government charge or levy is being contested in good faith and by appropriate proceedings and adequate reserves in compliance with GAAP have been set aside on such Loan Party’s or such Subsidiary’s books therefor.

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(L)         Use of Proceeds. The funds to be borrowed under this Agreement and each Supplement will be used only as contemplated hereby and thereby. No part of such funds will be used to purchase any “margin securities” or otherwise in violation of the regulations of the Federal Reserve System.

SECTION 9.      Negative Covenants. Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect the Borrower will not, will cause the other Loan Parties not to, and will cause any Subsidiary of any Loan Party not to:

(A)         Borrowings. Create, incur, assume, or allow to exist, directly or indirectly, any Indebtedness except for (i) obligations to CoBank, (ii) unsecured Indebtedness in an amount not to exceed $6,500,000, less any amount outstanding as permitted pursuant to Subsection 9(A)(iii), in the aggregate for the Borrower and its Subsidiaries at any one time, (iii) Indebtedness under purchase money security agreements and Capital Leases in an amount not to exceed $2,500,000, less any amount outstanding as permitted pursuant to Subsection 9(A)(ii) in excess of $4,000,000, in the aggregate for the Borrower and its Subsidiaries at any one time, and (iv) Indebtedness with respect to the Alteva Earn Out Amount (as defined in Subsection 8(K)).

(B)         Liens. Create, incur, assume, or allow to exist any mortgage, deed of trust, pledge, lien (including the lien of an attachment, judgment, or execution), security interest, or other encumbrance of any kind upon any of its property, real or personal. The foregoing restrictions shall not apply to (i) liens in favor of CoBank; (ii) liens for taxes, assessments, or governmental charges that are not past due, unless the same are being contested in good faith and by appropriate proceedings and then only if and to the extent reserves required by GAAP have been set aside therefor; (iii) liens, pledges, and deposits under workers’ compensation, unemployment insurance, social security and similar Laws; (iv) liens, deposits, and pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), and like obligations arising in the ordinary course of its business; (v) liens imposed by Law in favor of mechanics, materialmen, warehousemen, lessors and like Persons that secure obligations that are not past due, unless the same are being contested in good faith and by appropriate proceedings and then only if and to the extent reserves required by GAAP have been set aside therefor; (vi) liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property of any Loan Party or any Subsidiary of any Loan Party that, in the sole judgment of CoBank, do not materially detract from the value of such real property or impair the use thereof in such Loan Party’s or such Subsidiary’s business; (vii) judgment liens, provided enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP; and (viii) purchase money security interests and Capital Leases securing Indebtedness permitted under Subsection 9(A)(iii) in an amount not to exceed the cost incurred to acquire or lease such property, provided further that such security interests and leases do not encumber any property other than the items purchased with the proceeds thereof or leased thereby.

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(C)         Contingent Liabilities. Assume, guarantee, become liable as a surety, endorse, contingently agree to purchase, or otherwise be or become liable, directly or indirectly (including, but not limited to, by means of a maintenance agreement, an asset or stock purchase agreement, or any other agreement designed to ensure any creditor against loss), for or on account of the obligation of any Person or Persons, except (i) for indebtedness permitted by this Agreement, (ii) pursuant to the Continuing Guaranty required by Section 5 and by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of a Loan Party's or a Loan Party’s Subsidiary’s business, or (iii) pursuant to (x) that certain Order Authorizing Restructuring and Transfer of Investment Revenues issued by the New York PUC, effective as of July 13, 2012, as amended by that certain Erratum Notice, issued July 25, 2012, by the New York PUC, and that certain Order Approving Issuance of Securities and Transfer with Conditions issued by the New York PUC, effective as of October 22, 2012 (together, the “New York PUC Order”) and (y) that certain Telecommunications Order In the Matter of the Petition of Warwick Valley Telephone Company for Approval of a Proposed Restructuring Plan, issued by the New Jersey PUC on August 15, 2012, and that certain Telecommunications Order in the Matter of the Petition of Warwick Valley Telephone Company for Authorization to Transfer Assets to Warwick Valley Telephone Restructuring Company, LLC and to Surrender its Certificate of Public Convenience and Necessity; and Petition of Warwick Valley Telephone Restructuring Company, LLC for (i) Issuance of a Certificate of Public Convenience and Necessity (ii) Approval of its Adoption of Warwick Valley Telephone Company’s Plan for Alternative Regulation and Intrastate Tariffs and (iii) Related Relief, issued by the New Jersey PUC on October 23, 2012 (together, the “New Jersey PUC Order”), in each case subject to the limitations set forth in Subsection 9(F).

(D)         Fundamental Changes. (i) Unless, and only to the extent required by Law, amend, modify or waive any provision of its articles or certificate of incorporation, articles or certificate of organization, articles or certificate of formation (as applicable) other than an amendment, modification or waiver that is solely ministerial or administrative in nature; provided, however, Borrower shall promptly give CoBank notice of any such amendment, modification or waiver, bylaws, partnership agreement or operating agreement (as applicable), (ii)  merge or consolidate with any other Person or acquire all or substantially all of the assets of any Person, provided that, upon 30 days prior written notice to CoBank of its intention to do so and delivery to CoBank of any documents, instruments, financial statements and opinions that CoBank may reasonably request, any Loan Party may (x) merge or consolidate with or dissolve into the Borrower if the Borrower is the surviving entity, or (y) merge or consolidate with or dissolve into any Loan Party other than the Borrower, (iii) form, create or acquire any Subsidiary, or (iv) commence operations under any other name (without providing CoBank 30 days’ prior written notice thereof), organization, or Person, including any joint venture.

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(E)         Transfer of Assets. Sell, transfer, lease, enter into any contract for the sale, transfer or lease of, or otherwise dispose of, any of its assets (including, without limitation, the sale, transfer, lease, pledge or other disposition by the Borrower of any interest held by it in the O-P Partnership except as a result of the Borrower exercising its put option pursuant to the Put Option Agreement), except (i) bona fide sales of inventory in the ordinary course of business, (ii) dispositions of obsolete equipment not used or useful in the business of such Loan Party or such Subsidiary in the ordinary course of business, (iii) sales of Investments described in Subsection 9(F)(ii) through (v) for fair value, (iv) dispositions among Loan Parties, and (v) any other disposition of assets if all of the following conditions are met: (a) the aggregate market value of assets sold in any one transaction or series of related transactions for any calendar year does not exceed $500,000 for the Loan Parties and their respective Subsidiaries; (b) the consideration received is at least equal to the fair market value of such assets; (c) the sole consideration received is cash; (d) after giving effect to the sale or other disposition of such assets, Borrower, on a consolidated basis with its Subsidiaries, is in compliance on a pro forma basis with the covenants set forth in Subsections 8(I) recomputed for the earlier of the most recently ended month for which information is available or the most recently ended month which is more than 45 days prior to the date of such asset disposition (calculated on a rolling twelve months basis); and (e) no Event of Default then exists or shall result from such sale or other disposition.

(F)         Loans and Investments. After the date hereof, make any loan or advance to, invest in, purchase or make any commitment to purchase any stock, bonds, notes, or other securities of, or guarantee, assume, or otherwise become obligated or liable with respect to the obligations of any person or entity (each, whether made directly or indirectly, an “Investment”) other than (i) stock or other securities of, or investments in CoBank or CoBank investment services or programs, (ii) marketable direct obligations issued or unconditionally guarantied by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (iii) commercial paper maturing no more than one year from the date issued and, at the time of acquisition, having a rating of at least A- from Standard & Poor’s Rating Service or at least A3 from Moody’s Investors Service, Inc.; (iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000; (v) time deposits maturing no more than 30 days from the date of creation thereof with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts at any one such institution not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of Borrower’s deposits at such institution, (vi) Investments among Loan Parties, (vii) Investments in the Negative Pledgor in an amount not to exceed $2,000,000; and (vii) other Investments not to exceed $2,500,000 in the aggregate at any time.

(G)         Change in Business. Engage in any business activity or operation different from or substantially unrelated to such Loan Party’s or such Subsidiary’s present business activities and operations.

(H)         Disposition of Licenses. Sell, assign, transfer or otherwise dispose of, or attempt to dispose of, in any way, any License which may be required by Law or which is material to the conduct of its business, the disposition of which could reasonably be expected to have a Material Adverse Effect.

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(I)         Dividends and Other Distributions. Provide, make, declare or pay, directly or indirectly, any dividend or other distribution of assets to shareholders of the Borrower, or retire, redeem, purchase or otherwise acquire for value any capital stock or equity interests (as applicable) of the Borrower; provided, however, that (i) the Borrower may during the fiscal year ending December 31, 2012, make, declare or pay lawful cash dividends or distributions to the shareholders of the Borrower in an aggregate amount which does not exceed $6,480,000, and (ii) so long as no Event of Default exists before or could reasonably be expected to result under Subsection 8(I) in the succeeding twelve months after such dividend or other distribution, the Borrower may, during any fiscal year ending after December 31, 2012, make, declare or pay lawful cash dividends or distributions to the shareholders of the Borrower in an aggregate amount which does not exceed 100% of the net income of the Borrower for the prior fiscal year, determined in accordance with GAAP consistently applied.

(J)         Transactions with Affiliates. Other than as set forth on Schedule 9(J), directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (as hereinafter defined in this Subsection 9(J)) or with any director, officer or employee of any Loan Party or any Affiliate of any Loan Party or any of its Subsidiaries, except (i) transactions among the Loan Parties, (ii) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of such Loan Party or such Subsidiary of any Loan Party and upon fair and reasonable terms which are fully disclosed to CoBank and are no less favorable to such Loan Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, and (iii) payment of compensation to directors, officers and employees in the ordinary course of business for services actually rendered in their capacities as directors, officers and employees, provided such compensation is reasonable and comparable with compensation paid by companies of like nature and similarly situated. Notwithstanding the foregoing, upon the election of CoBank, no payments may be made with respect to any items set forth in clauses (i) through (ii) of the preceding sentence upon the occurrence and during the continuance of a Potential Default or an Event of Default.

“Affiliate” means any Person: (i) directly or indirectly controlling, controlled by, or under common control with, any Loan Party or any Subsidiary of any Loan Party; (ii) directly or indirectly owning or holding 5% or more of any equity interest in any Loan Party or any Subsidiary of any Loan Party; or (iii) 5% or more of whose voting stock or other equity interest is directly or indirectly owned or held by any Loan Party or any Subsidiary of any Loan Party, provided that the beneficial, and not the legal, holder of title to any equity interest in any Loan Party or any Subsidiary of any Loan Party shall be deemed an Affiliate. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

(K)         Management Fees. Directly or indirectly pay any management, consulting or other similar fees to any Person, except (i) any management, consulting or other similar fees paid to any Loan Party and (ii) legal or consulting fees paid to Persons that are not Affiliates of any Loan Party or any Subsidiary of any Loan Party for services actually rendered and in amounts typically paid by entities engaged in a Loan Party’s or a Subsidiary’s business.

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(L)         Modifications of O-P Partnership Agreement. Make any modification or change, or grant any consent or waiver, under or with respect to that certain Agreement Establishing Poughkeepsie Limited Partnership Between Nynex Communications Company and Contel Cellular, Inc., Highland Telephone Company, Sylvan Lake Telephone Company, Taconic Telephone Corporation and the Borrower, dated as of April 21, 1987 (as the same has been amended, modified, supplemented and restated from time to time, the “O-P Partnership Agreement”) or any agreements related to the O-P Partnership Agreement (including, without limitation, the Put Option Agreement). Any consent of CoBank to such modification, change, consent or waiver shall be conditioned upon the acceptability to CoBank of the terms and conditions of such modification, change, consent or waiver, to be determined by CoBank in its reasonable discretion.

(M)         Inconsistent Agreements. Enter into any agreement containing any provision which would (i) grant a negative pledge upon any of its property, real or personal, in favor of any other creditor of any Loan Party or any Subsidiary of any Loan Party, except in connection with Indebtedness under purchase money security agreements and Capital Leases permitted under Subsection 9(A)(iii), provided that such negative pledge only relates to items purchased with the proceeds thereof or leased thereby, or (ii) create or permit to exist or become effective any consensual encumbrance or restriction on the ability of such Loan Party or Subsidiary to (x) pay dividends or make other distributions to its parent or any other applicable Subsidiary of its parent, or pay any Indebtedness owed to its parent or any Subsidiary of its parent, (y) make loans or advances to its parent, or (z) transfer any of its assets or properties to its parent.

(N)         Accounting. Make any changes to any Loan Party or any Subsidiary of any Loan Party’s method of accounting except as required by GAAP or by new accounting pronouncements, or calculation of such Loan Party or such Subsidiary of such Loan Party’s fiscal year.

SECTION 10.     Events of Default. Each of the following shall constitute an “Event of Default” under this Agreement:

(A)         Payment Default. The Borrower should fail to (i) make any principal payment to CoBank under any Note, Supplement, Interest Rate Agreement provided by CoBank or any other Loan Document to which the Borrower is a party at the time required, (ii) pay to CoBank, within 3 days of when due, any interest under any Note, Supplement, Interest Rate Agreement provided by CoBank or any other Loan Document to which it is a party, or (iii) make any investment in CoBank required to be made hereunder.

(B)         Representations and Warranties. Any opinion, certificate or like document furnished to CoBank by or on behalf of any Loan Party or any Subsidiary of any Loan Party, or any representation or warranty made herein, in any Note, any Supplement or in any other Loan Document shall prove to have been false or misleading in any material respect on or as of the date made or deemed made.

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(C)         Certain Affirmative Covenants. Any Loan Party or any Subsidiary of any Loan Party should fail to perform or comply with any covenant set forth in Section 8 (other than Subsection 8(D), Subsection 8(H)), Subsection 8(I) and Subsection 8(L)) and such failure continues for 30 days after written notice thereof shall have been delivered by CoBank to the Borrower.

(D)         Other Covenants and Agreements. Any Loan Party or any Subsidiary of any Loan Party should fail to perform or comply with Subsection 8(D), Subsection 8(H), Subsection 8(I), Subsection 8(L) or any other covenant or agreement contained in this Agreement or in any other Loan Document or should use the proceeds of any Loan for an unauthorized purpose.

(E)         Cross-Default. (i) The occurrence of a breach, default or event of default under any other Loan Document, (ii) the failure, after any applicable grace period, on the part of any Loan Party, any Subsidiary of any Loan Party or any other Person that is a party to any other Loan Document to observe, keep or perform any covenant or agreement contained in such other Loan Document, or (iii) the failure, after any applicable grace period, on the part of any Loan Party, any Subsidiary of any Loan Party or any other Person that is a party to any other Loan Document to observe, keep or perform any covenant or agreement contained in any agreement (other than the Loan Documents) between such Person and CoBank or any affiliate of CoBank (including Farm Credit Leasing Services Corporation), including any guaranty, loan agreement, lease, security agreement, subordination agreement, mortgage, deed to secure debt, or deed of trust.

(F)         Other Indebtedness. Any Loan Party, any Subsidiary of any Loan Party or any other guarantor of the Borrower’s obligations hereunder should fail to pay when due any Indebtedness, or any other event occurs which, under any agreement or instrument relating to any Indebtedness, has the effect of accelerating or permitting the acceleration of such Indebtedness, whether or not such Indebtedness is actually accelerated or the right to accelerate is conditioned on the giving of notice, the passage of time, or otherwise, or such Person commences the exercise of any remedies against such Loan Party, such Subsidiary of any Loan Party or other guarantor of the Borrower’s obligations hereunder or its respective properties, and the aggregate amount of all such Indebtedness exceeds $50,000.

(G)         Judgments. A judgment, decree, or order for the payment of money in the aggregate amount of all such judgments, decrees or orders in excess of $50,000 should be rendered against any Loan Party, any Subsidiary of any Loan Party or any other guarantor of the Borrower’s obligations hereunder and either: (i) enforcement proceedings should have been commenced; (ii) a lien prohibited under Subsection 9(B) shall have been obtained; or (iii) such judgment, decree, or order should continue unsatisfied and in effect for a period of 60 consecutive days without being vacated, discharged, satisfied, or stayed pending appeal.

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(H)         Insolvency, Etc. Any Loan Party, any Subsidiary of any Loan Party or any other guarantor of the Borrower’s obligations hereunder should: (i) become insolvent or should generally not, or should be unable to, or should admit in writing its inability to, pay its debts as they come due; or (ii) suspend its business operations or a material part thereof or make an assignment for the benefit of creditors; or (iii) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or other custodian for it or any of its property or, in the absence of such application, consent, or acquiescence, a trustee, receiver, or other custodian is so appointed; or (iv) commence or have commenced against it any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation Law of any jurisdiction, which, in the case of a proceeding commenced against any Loan Party, any Subsidiary of any Loan Party or any other guarantor of the Borrower’s obligations hereunder, is not dismissed within 45 days.

(I)         Material Adverse Change. Any event, change or condition not referred to elsewhere in this Section 10 should occur which results in a Material Adverse Effect.

(J)         Guarantees, Etc. Any guarantee, suretyship, subordination agreement, maintenance agreement, pledge agreement or other agreement furnished in connection with the Borrower’s, any other Loan Party’s or the Negative Pledgor’s obligations hereunder or under any other Loan Document shall, at any time, cease to be in full force and effect, or shall be revoked or declared null and void, or the validity or enforceability thereof shall be contested by the guarantor, pledgor, surety or other maker thereof (individually or collectively, the “Surety”), or the Surety shall deny any further liability or obligation thereunder, or shall fail to perform its obligations thereunder, or any representation or warranty set forth therein shall be breached, or the Surety shall breach or be in default under the terms of any other agreement with CoBank (including any loan agreement or security agreement), or a default set forth in Subsection 10(F) through Subsection 10(I) shall occur with respect to the Surety or the Surety shall die, be determined to be legally incompetent, or merger, consolidate or dissolve into another Person (except as expressly permitted pursuant to the terms of this Agreement).

(K)         Security. Any pledge agreement, security agreement or other agreement executed by any of the Loan Parties, any Subsidiary of any Loan Party, any other guarantor of the Borrower’s obligations hereunder, or any other Surety intended to create a valid and perfected lien, security interest or security title in property as described herein or in a Supplement or any other Loan Document shall for any reason (other than upon payment in full of the obligations secured thereby) fail (i) to create a valid and perfected lien, security interest, or security title (subject only to such exceptions as are therein permitted) as contemplated herein or by the Supplement or any other Loan Document, (ii) to secure thereunder the obligations purported to be secured thereby, or (iii) to have the intended priority as contemplated by the Loan Documents.

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(L)         ERISA Pension Plans. (i) Any Loan Party, any Subsidiary of any Loan Party, or any other guarantor of the Borrower’s obligations hereunder fails to make full payment when due of all amounts which, under the provisions of any employee benefit plans or any applicable provisions of the Internal Revenue Code of 1986 and all rules promulgated thereunder (the “IRC”), are required to pay as contributions thereto, and such failure results in or could reasonably be expected to have a Material Adverse Effect; (ii) there is a failure to satisfy the minimum funding standard (within the meaning of ERISA section 302 and IRC section 412) or a waiver thereof has been applied for or received; or (iii) any employee benefit plan of any Loan Party, any Subsidiary of any Loan Party, or any other guarantor of the Borrower’s obligations hereunder loses its status as a qualified plan under the IRC and such loss results in or could reasonably be expected to have a Material Adverse Effect.

(M)         Licenses and Permits. (i) The loss, suspension or revocation of, or failure to renew, any License now held or hereafter acquired by any Loan Party, any Subsidiary of any Loan Party, or any other guarantor of the Borrower’s obligations hereunder, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect or (ii) any regulatory or Governmental Authority replaces the management of any Loan Party, any Subsidiary of any Loan Party, or any other guarantor of the Borrower’s obligations hereunder or assumes control over any Loan Party, any Subsidiary of any Loan Party, or any other guarantor of the Borrower’s obligations hereunder.

(N)         Material Contracts. Any Loan Party or any Subsidiary of any Loan Party should breach or be in default under a Material Contract, which breach or default could reasonably be expected to have a Material Adverse Effect.

(O)         Change in Control. Any Person shall acquire, in its own name or beneficially, directly or indirectly, more than 50% of the issued and outstanding voting and other capital stock of the Borrower.

SECTION 11.    Remedies. Upon the occurrence and during the continuance of an Event of Default or any Potential Default, CoBank shall have no obligation to continue to extend credit to the Borrower under any Note or any Supplement or any other Loan Document and may discontinue doing so at any time without prior notice. Upon the occurrence of an Event of Default under Subsection 10(H), the entire unpaid principal balance of the Loans, all accrued interest thereon, and all other amounts payable under this Agreement, all Notes, all Supplements and all other Loan Documents and all other agreements between CoBank and the Borrower shall become immediately due and payable without protest, presentment, demand or further notice of any kind, all of which are hereby expressly waived by the Borrower. In addition, upon the occurrence and during the continuance of any Event of Default, CoBank may:

(A)         Termination and Acceleration. Terminate any commitment and declare the entire unpaid principal balance of the Loans, all accrued interest thereon, and all other amounts payable under this Agreement, all Notes and Supplements, and the other Loan Documents to be immediately due and payable. Upon such a declaration, the unpaid principal balance of the Loans and all such other amounts shall become immediately due and payable, without protest, presentment, demand, or further notice of any kind, all of which are hereby expressly waived by the Borrower.

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(B)         Enforcement. Proceed to protect, exercise, and enforce such rights and remedies as may be provided by this Agreement, any other Loan Document or under applicable Laws. Each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of CoBank to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any other or future exercise thereof, or the exercise of any other right. Without limiting the foregoing, CoBank may hold and/or set off and apply against the Borrower’s obligations to CoBank the proceeds of any equity in CoBank, any cash collateral held by CoBank, or any balances held by CoBank for the Borrower’s account (whether or not such balances are then due).

(C)         Application of Funds. Apply all payments received by it to the Borrower’s obligations to CoBank in such order and manner as CoBank may elect in its sole discretion; provided that any payments received from any guarantor or other Surety or from any disposition of any collateral provided by such guarantor or such other Surety shall only be applied against obligations guaranteed or secured by such guarantor or other Surety.

(D)         Default Rate of Interest. In addition to the rights and remedies set forth above and notwithstanding any Note or Supplement, upon the occurrence and during the continuance of an Event of Default, at CoBank’s option in each instance, the unpaid balances of the Loans shall bear interest from the date of the Event of Default or such other later date as CoBank shall elect at 4.00% per annum in excess of the rate(s) of interest that would otherwise be in effect on the Loans under the terms of the Notes and Supplements. All interest provided for herein shall be payable on demand and shall be calculated from the date any such payment was due to the date paid on the basis of a year consisting of 360 days.

SECTION 12.    Complete Agreement, Amendments. This Agreement, the Notes, the Supplements and the other Loan Documents are intended by the parties to be a complete and final expression of their agreement. No amendment, modification, or waiver of any provision of this Agreement or the other Loan Documents, and no consent to any departure by any Loan Party or any Subsidiary of any Loan Party or any other party (other than CoBank) herefrom or therefrom, shall be effective unless approved by CoBank and contained in a writing signed by or on behalf of CoBank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. In the event this Agreement is amended or restated, each such amendment or restatement shall be applicable to all Notes and all Supplements hereto. Each Note and each Supplement shall be deemed to incorporate all of the terms and conditions of this Agreement as if fully set forth therein. Without limiting the foregoing, any capitalized term utilized in any Note or any Supplement (or in any amendment to this Agreement or any Note or any Supplement) and not otherwise defined in the Note or the Supplement (or amendment) shall have the meaning set forth herein..

SECTION 13.    Other Types of Credit. From time to time, CoBank may issue letters of credit or extend other types of credit to or for the account of the Borrower. In the event the parties desire to do so under the terms of this Agreement, such extensions of credit may be set forth in a Note or a Supplement and this Agreement shall be applicable thereto.

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SECTION 14.    Applicable Law. Without giving effect to the principles of conflict of laws and except to the extent governed by federal law, the Laws of the State of Colorado, without reference to choice of law doctrine, shall govern this Agreement, each Note and Supplement and any other Loan Document for which Colorado is specified as the applicable law, and all disputes and matters between the parties to this Agreement, including all disputes and matters whatsoever arising under, in connection with or incident to the lending and/or leasing or other business relationship between the parties, and the rights and obligations of the parties to this Agreement or any other Loan Document by and between the parties for which Colorado is specified as the applicable law.

SECTION 15.    Notices. All notices hereunder or under any Note or any Supplement shall be in writing and shall be deemed to be duly given upon delivery if personally delivered or sent by facsimile transmission (electronic confirmation received), or three days after mailing if sent by express, certified or registered mail, to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to CoBank, as follows:	If to the Borrower, as follows:

CoBank, ACB	Warwick Valley Telephone Company
900 Circle 75 Parkway	47 Main Street
Suite 1400	Warwick, New York 10990
Atlanta, Georgia 30339	Attn: Chief Financial Officer
Attn: Communications and Energy Banking Group	Fax No.: (845) 986-6699
Fax No.: (770) 618-3202

With copy to:	With a copy to:

CoBank, ACB	James M. Jenkins
5500 S. Quebec Street	Harter, Secrest & Emery LLP
Greenwood Village, Colorado 80111	1600 Bausch & Lomb Place
Attn: Communications Banking Group	Rochester, NY 14604
Fax No.: 303-224-2718	Fax No.: (583) 232-2152

SECTION 16.    Costs, Expenses and Taxes. To the extent allowed by Law, the Borrower agrees to pay all reasonable out-of-pocket costs and expenses (including the fees and expenses of counsel retained or employed by CoBank) incurred by CoBank in connection with the origination, negotiation, documentation, administration, amendment, waiver, extension, collection, and enforcement of this Agreement and the other Loan Documents, including all costs and expenses incurred in obtaining, perfecting, maintaining, determining the priority of, releasing and inspecting any security for the Borrower’s or any other Loan Party’s obligations to CoBank, and any stamp, intangible, transfer, or like tax payable in connection with this Agreement or any other Loan Document or the recording hereof or thereof.

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SECTION 17.    Indemnities. The Borrower agrees to, and agrees to cause each Loan Party to, indemnify, pay, and hold CoBank, its affiliates and the respective officers, directors, employees, agents, and attorneys of CoBank and its affiliates (the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses (including reasonable fees of attorneys and consultants), damages, penalties, actions, judgments, suits and claims of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of CoBank being a party to this Agreement or otherwise in connection with this Agreement, any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the occurrence of any violation of Environmental Laws in connection with any property owned or leased by any Loan Party or any Subsidiary of any Loan Party; provided, that the Loan Parties shall have no obligation to an Indemnitee hereunder with respect to liabilities arising from the gross negligence or willful misconduct of that Indemnitee, in each such case as determined by a final non appealable judgment of a court of competent jurisdiction. The foregoing indemnity is in no way conditioned upon fault on the part of any Loan Party or on any other event, occurrence, matter or circumstance, except as specifically set forth above in this Section 17.

SECTION 18.    Effectiveness and Severability. This Agreement shall continue in effect until: (A) all indebtedness and obligations of the Borrower under this Agreement, all Notes, all Supplements and all other Loan Documents shall have been paid or satisfied; (B) CoBank has no commitment to extend credit to or for the account of the Borrower under any Note or any Supplement; and (C) either party sends written notice to the other terminating this Agreement. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof

SECTION 19.    Regulatory Approvals. Upon any action by CoBank to commence the exercise of remedies hereunder, or under the Note, the Supplements or other Loan Documents, the Borrower hereby undertakes and agrees on behalf of itself, the other Loan Parties, and the Subsidiaries of any Loan Party to cooperate and join with CoBank and cause the Loan Party and the Subsidiaries of any Loan Party to cooperate and join with CoBank in any application to any Governmental Authority with respect thereto and to provide such assistance in connection therewith as CoBank may request, including the preparation of, consenting to or joining in of filings and appearances of officers and employees of the Borrower, the Loan Parties, or the Subsidiaries of any Loan Party before such Governmental Authority, in each case in support of any such application made by CoBank, and none of the Borrower, the other Loan Parties, or the Subsidiaries of any Loan Party shall directly or indirectly, oppose any such action by CoBank before any such Governmental Authority.

SECTION 20.    Successors and Assigns. This Agreement, each Note, each Supplement, and the other Loan Documents shall be binding upon and inure to the benefit of the Borrower and CoBank and their respective successors and assigns, except that the Borrower may not assign or transfer its rights or obligations under this Agreement, any Note, any Supplement or any other Loan Document without the prior written consent of CoBank.

SECTION 21.    Consent to Jurisdiction. To the maximum extent permitted by Law, the Borrower agrees that any legal action or proceeding with respect to this Agreement or any of the other Loan Documents may be brought in the courts of the United States of America for the District of Colorado, all as CoBank may elect. By execution of this Agreement, the Borrower hereby irrevocably submits to each such jurisdiction, expressly waiving any objection it may have to the laying of venue by reason of its present or future domicile. Nothing contained herein shall affect the right of CoBank to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction or to serve process in any manner permitted or required by Law.

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SECTION 22.    Waiver of Jury Trial. THE BORROWER AND COBANK HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY NOTE, ANY SUPPLEMENT, ANY OTHER LOAN DOCUMENT, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE BORROWER AND COBANK ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE BORROWER AND COBANK FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. THE BORROWER AND COBANK ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF COBANK.

SECTION 23.    Counterparts. This Agreement, each Note, each Supplement and any other Loan Document may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and shall be binding upon all parties and their respective permitted successors and assigns, and all of which taken together shall constitute one and the same agreement.

SECTION 24.    Participations, Etc. From time to time, CoBank may sell to one or more banks, financial institutions or other lenders a participation in one or more of the loans or other extensions of credit made pursuant to this Agreement. However, no such participation shall relieve CoBank of any commitment made to the Borrower hereunder.  In connection with the foregoing, CoBank may disclose information concerning the Borrower and its subsidiaries, if any, to any participant or prospective participant, provided that such participant or prospective participant agrees to keep such information confidential.  Patronage distributions in the event of a sale of a participation interest shall be governed by CoBank’s Bylaws and Capital Plan (as each may be amended from time to time).  A sale of a participation interest may include certain voting rights of the participants regarding the loans hereunder (including without limitation the administration, servicing and enforcement thereof).  CoBank agrees to give written notification to the Borrower of any sale of a participation interest.

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Amended and Restated Master Loan Agreement/Warwick Valley Telephone Company MLA No. RX0886(A)

SECTION 25.    Rules of Construction. The following rules of construction shall be applicable for all purposes of this Agreement and all amendments and supplements hereto except as otherwise expressly provided or unless the context otherwise requires: (A) the terms used herein shall, unless the context otherwise requires, include the plural as well as the singular, and vice versa; (B) terms importing any gender shall include the other gender; (C) all references in this Agreement to designated sections, paragraphs, other subdivisions, schedules, exhibits and other attachments are to the designated sections, paragraphs, subdivisions, schedules, exhibits and attachments of this Agreement, unless otherwise specifically provided; (D) the terms “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Guaranty as a whole and not merely to the specific section, article, paragraph or clause in which the respective term appears; (E) the term “Person” includes natural persons, corporations, limited liability companies, limited partnerships, limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental Person, the successor functional equivalent of such Person); (F) the term “writing” shall include printing, typing, lithography and other means of reproducing words in a tangible visible form; (G) references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, extensions, renewals, and other modifications thereto, but only to the extent such amendments, assignments, extensions, renewals and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; (H) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; and (I) the terms “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation.”

SECTION 26.    Accounting Changes. In the event of an Accounting Change (as defined below) that results in a change in any calculations required by Subsection 8(I) of this Agreement that would not have resulted had such Accounting Change not occurred, the parties hereto agree to enter into negotiations in good faith in order to amend such provisions so as to equitably reflect such Accounting Change such that the criteria for evaluating compliance with such covenants shall be the same after such Accounting Change as if such Accounting Change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with Subsections 8(I), 9(A) and 9(D) of this Agreement shall be given effect until such provisions are amended to reflect such change in GAAP.

“Accounting Change” means any change in accounting principles that is required or permitted hereafter by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto) and such change is adopted by any Loan Party and its respective Subsidiaries with the agreement of its accountants.

32

Amended and Restated Master Loan Agreement/Warwick Valley Telephone Company MLA No. RX0886(A)

SECTION 27.    Effect of Amendment; No Novation. The amendment and restatement of the Prior Agreement pursuant to this Agreement shall be effective as of the Closing Date (as defined in that certain Amended and Restated Third Supplement to the Amended and Restated Master Loan Agreement, dated as of even date herewith, between the Borrower and CoBank). All obligations and rights of the Borrower and CoBank arising out of or relating to the period commencing on the Closing Date shall be governed by the terms and provisions of this Agreement; the obligations of and rights of the Borrower and CoBank arising out of or relating to the period prior to the Closing Date shall continue to be governed by the Prior Agreement without giving effect to the amendment and restatements provided for herein. This Agreement shall not constitute a novation or termination of Borrower’s obligations under the Prior Agreement or any Supplement or any Note or any other Loan Document executed or delivered in connection therewith, but shall constitute effective on the date hereof an amendment and restatement of the obligations and covenants of Borrower under such Loan Documents (and Borrower hereby reaffirms all such obligations and covenants, as hereby amended).

[Signatures follow on next page.]

33

Amended and Restated Master Loan Agreement/Warwick Valley Telephone Company MLA No. RX0886(A)

IN WITNESS WHEREOF, the Borrower has caused this Agreement to be executed and delivered, and CoBank has caused this Agreement to be executed and delivered, each by their respective duly authorized officers as of the date first shown above.

WARWICK VALLEY TELEPHONE COMPANY

By:	/s/ Duane W. Albro
Duane W. Albro
Chief Executive Officer

[Signatures continue on next page.]

34

Amended and Restated Master Loan Agreement/Warwick Valley Telephone Company MLA No. RX0886(A)

[Signatures continue from previous page.]

COBANK, ACB

By:	/s/ Gary Franke
Gary Franke
Vice President

35

EXHIBIT A

COMPLIANCE CERTIFICATE - MLA NO. 0886(A)

THIS COMPLIANCE CERTIFICATE is given by [____________], Chief Financial Officer of WARWICK VALLEY TELEPHONE COMPANY (the “Borrower”), pursuant to Subsection 8(H)(9) of that certain Amended and Restated Master Loan Agreement, dated as of October 31, 2012 (the “MLA”), by and between the Borrower and CoBank .

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the MLA.

I hereby certify as follows:

1.	I am the Chief Financial Officer of the Borrower and as such possess the knowledge and authority to certify to the matters set forth in this Compliance Certificate;

2.	Attached hereto as Annex A are the [audited/unaudited] [annual/quarterly] financial statements of Borrower for the fiscal [year/quarter] ended ______________, as required by Subsection [8(H)(1)/(2)] of the MLA. Such financial statements were prepared in accordance with GAAP consistently applied (except for the omission of footnotes and for the effect of normal year-end audit adjustments) and in a format that demonstrates any accounting or formatting changes that may be required by various jurisdictions in which the business of the Borrower is conducted (to the extent not inconsistent with GAAP);

3.	The representations and warranties contained in Section 7 of the MLA are true and correct in all material respects as of the date of this Certificate, except as disclosed on Annex C hereto; and

4.	I have reviewed the activities of the Borrower during the fiscal [year/quarter] ended ______________, and consulted with appropriate representatives of the Borrower and all other parties (other than CoBank) to the Loan Documents, and reviewed the Loan Documents (as defined in the MLA). As of the date of this Compliance Certificate, except as disclosed on Annex D hereto, I am not aware of any condition, event or act which constitutes a Potential Default or an Event of Default under the MLA.

Amended and Restated Master Loan Agreement/Warwick Valley Telephone Company MLA No. RX0886(A)

IN WITNESS WHEREOF, I have executed this Compliance Certificate as of _____________, _____.

[Name], Chief Financial Officer of Warwick Valley Telephone Company

Schedule 7(J)

to

Master Loan Agreement

(MLA No. RX0886(A))

ENVIRONMENTAL COMPLIANCE

None.

Amended and Restated Master Loan Agreement/Warwick Valley Telephone Company MLA No. RX0886(A)

Schedule 7(J)(4)

to

Master Loan Agreement

(MLA No. RX0886(A))

UNDERGROUND TANKS

None.

Amended and Restated Master Loan Agreement/Warwick Valley Telephone Company MLA No. RX0886(A)

Schedule 7(Q)

to

Master Loan Agreement

(MLA No. RX0886(A))

SUBSIDIARIES

	Number and Type	Percentage of
Name of	of Equity Interests	Outstanding Equity Interests
Subsidiary	Beneficially Owned	Owned

1. Hometown Online, Inc.	200 shares common stock, no par value 200 shares authorized	100%

2. Warwick Valley Long Distance Co., Inc.	1 share common stock, no par value 1 share authorized	100%

3. USA Datanet Inc.	1 share common stock, no par value 100 shares authorized	100%

4. Alteva Inc.	200 shares common stock, no par value 200 shares authorized	100%

5. Warwick Valley Telephone Restructuring Company, LLC	100 membership units	100%

Amended and Restated Master Loan Agreement/Warwick Valley Telephone Company MLA No. RX0886(A)

Schedule 7(S)

to

Master Loan Agreement

(MLA No. RX0886(A))

EXISTING INDEBTEDNESS

$4,000,000 of unsecured Indebtedness from Provident Bank, consented to by CoBank pursuant to that certain Amendment and Consent Letter Agreement, dated as of August 2, 2012, by and between the Borrower and CoBank.

Amended and Restated Master Loan Agreement/Warwick Valley Telephone Company MLA No. RX0886(A)

Schedule 9(J)

to

Master Loan Agreement

(MLA No. RX0886(A))

TRANSACTIONS WITH AFFILIATES

[None.]